                       AMENDMENT NO. 1

                              TO

                 AGREEMENT AND PLAN OF MERGER



          AMENDMENT NO. 1, dated as of February 12, 1996, among ROCKEFELLER CENTER PROPERTIES, INC., a Delaware corporation ("RCPI"), WHITEHALL STREET REAL ESTATE LIMITED PARTNERSHIP V, a Delaware limited partnership ("Whitehall"), ROCKPROP, L.L.C., a Delaware limited liability company ("Rockprop"), DAVID ROCKEFELLER ("Rockefeller"), EXOR GROUP S.A., a Luxembourg investment holding company ("Exor"), TROUTLET INVESTMENTS CORPORATION, a British Virgin Islands private company ("Troutlet," and together with Whitehall, Rockprop, Rockefeller and Exor, the "Investors"), RCPI HOLDINGS INC., a Delaware corporation ("Parent"), RCPI MERGER INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), to the Agreement and Plan of Merger, dated as of November 7, 1995 (the "Merger Agreement"), among RCPI, Parent, Sub and the Investors.

          WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


          1.   Defined Terms; Section References.

          Capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. Unless otherwise indicated, all section references herein are to Sections of the Merger Agreement.

          2.   Merger of Sub into Parent.

          Prior to the Effective Time, in accordance with the DGCL, Sub shall be merged with and into Parent, the separate corporate existence of Sub shall cease and Parent shall be the surviving corporation in the merger. In accordance with the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises (collectively, "Rights") of Parent and Sub (including, without limitation, the Rights of each of Parent and Sub under the Merger Agreement) shall vest in Parent, and all of the debts, liabilities, obligations and duties (collectively, "Obligations") of Parent and Sub (including, without









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limitation, the Obligations of each of Parent and Sub under the Merger Agreement) shall become the Obligations of Parent.

          3.   Certain Bankruptcy-related Matters.

          (a) The final sentence of Section 4.2(h)(i) shall be revised (i) by inserting after the phrase "but in any event so as to allow the Joint Plan for Borrower" the phrase "or any Alternative Chapter 11 Plan (as defined below)" and (ii) by deleting the words "February 29, 1996" and replacing such words with the words "March 31, 1996."

          (b) The second sentence of Section 5.2(e) shall be amended and restated as follows:

          The maximum amount to be provided (or assumed) by RCPI under the Joint Plan for Borrower or under any Alternative Chapter 11 Plan to be used to fund liabilities of the Borrower or its estate shall not exceed (x) $20 million (exclusive of the debtor-in-possession financing permitted under
          Section 4.2(b)(Q)) of liabilities related to administrative expenses, claims entitled to priority under the Bankruptcy Code, cure payments relating to leases and other executory contracts to be assumed (including tenant improvements) reasonably acceptable to Parent, and certain general unsecured claims reasonably acceptable to Parent, and (y) all unpaid Allowed Ordinary Course Administrative Operating Expense Claims (as defined in the Joint Plan for Borrower or an Alternative Chapter 11
          Plan), subject to the right to object to such claims as provided for under the Joint Plan for Borrower or an Alternative Chapter 11 Plan.

          (c)  In addition to the conditions to the
obligations of Parent and each of the Investors set forth in
Section 5.2, the obligations of Parent and each of the Investors under the Merger Agreement to consummate the transactions contemplated thereby are subject to the satisfaction of the condition that all conditions to the occurrence of the effective date of the Joint Plan for Borrower or an Alternative Chapter 11 Plan shall have been satisfied or waived.

          4.   GSMC Loans.

          (a) Section 4.4(b) shall be amended by adding the following language immediately after the words "plus (B) $12









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million to pay Permitted Expenses if the Closing Date shall not have occurred on or before December 31, 1995,":

          "plus (C) $2.5 million to pay Permitted Expenses if the Closing Date shall not have occurred on or before March 31, 1996,".

          (b) Section 4.4(b) shall be further amended by replacing the word "and" immediately prior to clause (2) with a "," and adding the following language at the end of the first sentence:

          "and (3) of the amount described in clause (C), an amount sufficient to pay all interest that will become due from RCPI to Whitehall and GSMC on or before April 30, 1996 shall be available only to pay such interest".

          (c) Section 4.4(b) shall be further amended by replacing the words "March 31, 1996" in the proviso in the second sentence thereof with the words "April 30, 1996".

          5.   Satisfaction of Certain Conditions.

          The parties acknowledge and agree that the conditions to the obligations of Parent and each Investor to consummate the transactions contemplated by the Merger
Agreement set forth in Sections 5.2(j) and (k) have been satisfied.

          6.   Additional Matter.

          As of the date hereof, none of the Investors has actual knowledge of the occurrence of a material adverse change in the financial condition of RCPI or the financial or physical condition of the Property since December 31, 1994 within the meaning of Section 5.2(c).

          7.   Termination Date.

          Section 6.1(d) shall be amended by deleting the words "March 31, 1996" from the first clause thereof, and replacing such words with the words "April 30, 1996."

          8.   Schedule A

          Schedule A to the Merger Agreement shall be amended to include the cash flow projections for RCPI set forth on
Schedule 1 hereto.









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          9.   Miscellaneous.

          (a) This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby); provided, however, that with respect to matters of corporate law, the DGCL shall govern.

          (b) Except as amended hereby, the Merger Agreement shall in all respects continue in full force and effect.

          (c) This Amendment No. 1 may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has signed or caused this Agreement to be signed as of the date first above written.

                    ROCKEFELLER CENTER PROPERTIES, INC.


                          /s/ Richard M. Scarlata
                    By:________________________________
                       Name:  Richard M. Scarlata
                       Title: President and Chief Executive Officer


                    RCPI HOLDINGS INC.


                          /s/ Barry S. Volpert
                    By:________________________________
                       Name:  Barry S. Volpert
                       Title: Vice President


                    RCPI MERGER INC.

                          /s/ Barry S. Volpert
                    By:________________________________
                       Name:  Barry S. Volpert
                       Title: Vice President









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                    WHITEHALL STREET REAL ESTATE
                      LIMITED PARTNERSHIP V

                    By:  W.H. Advisors L.P. V,
                         General Partner

                         By:  WH Advisors, Inc. V,
                              General Partner

                                     /s/ Ralph F. Rosenberg
                              By:______________________
                                 Name:  Ralph F. Rosenberg
                                 Title: Vice President


                    ROCKPROP, L.L.C.

                    By:  Tishman Speyer Crown Equities
                         its Managing Member

                         By:  Tishman Speyer Associates
                              Limited Partnership, General
                              Partner

                                    /s/ Jerry I. Speyer
                              By:______________________
                                 Name:  Jerry I. Speyer
                                 Title: General Partner

                         By:  TSE Limited Partnership, General
                              Partner

                                    /s/ Charles H. Goodman
                              By:______________________
                                 Name:  Charles H. Goodman
                                 Title: General Partner

                     /s/ David Rockefeller
                    _____________________________________*
                         David Rockefeller

                         /s/ Peter W. Herman
                   *By:________________________________
                       Peter W. Herman
                       Attorney-in-Fact


                    EXOR GROUP S.A.


                          /s/ Ernest Rubenstein
                    By:________________________________
                       Name:  Ernest Rubenstein
                       Title: Attorney-in-Fact









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                    TROUTLET INVESTMENTS CORPORATION


                           /s/ Squire N. Bozorth
                    By:________________________________
                       Name:   Squire N. Bozorth
                       Title:  Attorney-in-Fact



                    For Purposes of Section 4 hereof only:


                    GOLDMAN SACHS MORTGAGE COMPANY

                    By:  Goldman Sachs Real Estate Funding Corp.,
                         General Partner


                            /s/ Steven T. Mnuchin
                    By:________________________________
                       Name:   Steven T. Mnuchin
                       Title:  President









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                                                     Schedule 1


          Projected REIT Cash Flow for April 1996(1)<F1>



                                                                     April 1996
 Cash Sources
 Beginning Cash Balance                                                      $0.2

 Estimated Interest Income                                                     -

 GSMC Loan                                                                    2.5
                                                                             $2.7

 Cash Requirements

 Interest Expense

          Current Coupon Convertible Debentures                                -

          Zero Coupon Convertible Debentures                                   -

          Floating Rate Notes                                                  -

          14% Debentures                                                       -

          Working Capital                                                      -

 Total Interest Expense                                                        -

 Total G&A Expenses                                                          $1.7

 Swap Expenses                                                                0.9

 Repayment of Unsecured Debt                                                   -

 Total Cash Requirements                                                     $2.6

 Ending Cash Balance(2)<F2>                                                  $0.1

<F1>(1)   All numbers have been rounded to the nearest $100,000.

<F2>(2)   Assumes waiver of the net cash flow sweep and interest reserve requirements upon signing of the Merger Agreement.